gary b. wolff, p.c.

  Counselor At Law

805 Third Avenue

Twenty First Floor

New York, New York 10022

Telephone: 212-644-6446

Facsimile: 212-644-6498

E-Mail:  wolffpc@attglobal.net

Exhibit 5.1 and 23.2b

April 10, 2006

United States Securities

 and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C.   20549

Re:

Pinewood Imports, Ltd. (hereinafter “PWI”) Registration Statement on Form SB-2 Relating to 1,583,500 shares of PWI’s Common Stock,

par value $.001per share

Gentlemen:

I have been requested by PWI, a Nevada corporation, to furnish you with my opinion as to the matters  hereinafter  set forth in connection with the  above  captioned  registration  statement  (the  “Registration  Statement”) covering 1,583,500 shares which will be offered by the Selling  Shareholder(s) of PWI.

In connection with this opinion, I have examined the Registration Statement, the Certificate of Incorporation and By-Laws of PWI, each as amended to date, copies of the records of corporate proceedings of PWI, and copies of such other agreements, instruments and documents as I have deemed necessary to enable me to render the opinion hereinafter expressed.

Based upon and subject to the foregoing, I am of the opinion that the shares being offered and registered (which are already issued and outstanding) when sold in the manner described in the Registration Statement, will be and are legally issued, fully paid and non-assessable.

This opinion opines upon Nevada  law, including the statutory provisions as well as all applicable provisions of the Nevada constitution and reported decisions interpreting the laws.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption “Legal Matters” in the prospectus included in the registration statement.

Very truly yours,

/s/ Gary B. Wolff

__________________________

Gary B. Wolf